                                                              File No. 333-12451
                                                                  Rule 424(b)(3)
Prospectus Supplement No. 6
to Prospectus dated December 26, 1996


                            Corporate Express, Inc.

            $325,000,000 4 1/2% Convertible Notes due July 1, 2000

                       9,750,975 Shares of Common Stock


        This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated December 26, 1996, as supplemented by Prospectus Supplement No. 1 dated February 21, 1997, Prospectus Supplement No. 2 dated March 10, 1997, Prospectus Supplement No. 3 dated April 8, 1997, Prospectus Supplement No. 4 dated April 28, 1997 and Prospectus Supplement No. 5 dated August 6, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $325,000,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each of the Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:




                                                        Principal                       Number of
                                                          Amount                        Conversion
                                                         of Notes      Percent of         Shares
                                                       Beneficially    Outstanding       That May
            Name(1)                                       Owned           Notes         Be Sold(2)
            -------                                    ------------    -----------      ----------
Boston College Endowment Fund                          $    160,000              *           4,800
Credit Suisse First Boston Corporation                      910,000              *          27,303
Lehman Brothers                                              40,000              *           1,200
Massachusetts Mutual Life Insurance Company(3)            4,080,000            1.3         122,412
MassMutual High Yield Partners II LLC(4)                  1,650,000              *          49,509
Merrill Lynch, Pierce, Fenner & Smith, Inc.(5)            5,655,000            1.7         169,667
Museum of Fine Arts, Boston                                 125,000              *           3,750
New Hampshire State Retirement System                       860,000              *          25,803
Promutual                                                   490,000              *          14,701
Putnam Convertible Income-Growth Trust                    2,820,000              *          84,608
Putnam Convertible Opportunities and Income Trust           600,000              *          18,002
Putnam High Income Convertible and Bond Fund              2,380,000              *          71,407
University of Rochester                                      90,000              *           2,700

------------------------
*       Less than 1%

(1) The information set forth herein is as of June 15, 1998 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

(3) Massachusetts Mutual Life Insurance Company also holds $980,000 principal amount of registered Notes.

(4) MassMutual High Yield Partners II LLC also holds $2,380,000 principal amount of registered Notes.

(5) Merrill Lynch, Pierce, Fenner & Smith, Inc. has in the past performed investment banking and financial advisory services on behalf of the Company.




           The date of this Prospectus Supplement is July 31, 1998.